                                                                      Exhibit 11

                        STERLING BANCORP AND SUBSIDIARIES
                 Statement Re: Computation of Per Share Earnings



                                                          Three Months Ended                Nine Months Ended
                                                            September 30,                      September 30,
                                                        1998            1997              1998             1997
                                                     ----------       ----------       ----------       ----------

Net income                                           $3,254,405       $2,817,717       $9,370,842       $7,913,309
Less: preferred dividends                                12,734            9,578           38,319           28,735
                                                     ----------       ----------       ----------       ----------
NET INCOME AVAILABLE FOR COMMON SHAREHOLDERS          3,241,671        2,808,139        9,332,523        7,884,574
Add: interest on convertible subordinated debt               --           39,493               --          170,122
                                                     ----------       ----------       ----------       ----------
NET INCOME ADJUSTED FOR DILUTED COMPUTATION          $3,241,671       $2,847,632       $9,332,523       $8,054,696
                                                     ==========       ==========       ==========       ==========


WEIGHTED AVERAGE COMMON SHARES OUTSTANDING            8,261,166        7,850,616        8,244,125        7,788,820
Add dilutive effect of:
      Stock options                                     218,259          157,567           94,990          119,321
      Convertible preferred stock                       243,929          246,342          244,785          247,135
      Convertible subordinated debt                          --          404,320               --          448,928
                                                     ----------       ----------       ----------       ----------
ADJUSTED FOR ASSUMED DILUTED COMPUTATION              8,723,354        8,658,845        8,583,900        8,604,204
                                                     ==========       ==========       ==========       ==========

BASIC EARNINGS PER SHARE                             $     0.39       $     0.36       $     1.13       $     1.01
                                                     ==========       ==========       ==========       ==========
DILUTED EARNINGS PER SHARES                          $     0.38       $     0.33       $     1.09       $     0.94
                                                     ==========       ==========       ==========       ==========